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                                                                   EXHIBIT 10.23



                         AMENDED SINGLE INSTALLMENT NOTE
    HOUSTON, TEXAS          (PAYMENT OF INCOME TAXES)          JULY 1, 2002

This Amendment pertains to that certain Single Installment Note entered into on or about April 15, 2002 by and between Patrick M. McCarthy and NATCO Group Inc. ("NGI") to cover income tax liability resulting from the exercise of certain stock options. The original note was in the principal amount of $216,297.00 with interest accruing at an annual rate of 6.0% with payment of the principal balance and all accrued interest due on or before July 31, 2003.

On July 1, 2002, NGI and McCarthy recently agreed to amend the original note and McCarthy agrees, as follows:

         In consideration of value acknowledged and received, McCarthy agrees to pay NGI the principal amount of $218,999.23 (i.e., $216,297.00 in initial principal plus $2,702.23 of accrued interest) on which interest shall accrue at an annual rate based on ninety-day LIBOR plus 300 basis points adjusted on the first day of each calendar quarter. All payments of principal and interest on this Amended Note shall be paid in the legal currency of the United States; and McCarthy waives presentment for payment, protest, and notice of protest and nonpayment of this Amended Note.

         Payment of the principal balance and all accrued interest shall be due July 31, 2004. However, McCarthy reserves the right to repay this Amended Note, in whole or in part, before July 31, 2004 with no prepayment penalty.

         Failure to make payment when due shall be considered default. Should default exist for more than a grace period of sixty days, McCarthy agrees to pay NGI all reasonable costs and expenses incurred during collection proceedings including, but not limited to, attorney's fees.

         No renewal or extension of this Amended Note, delay in enforcing any right of NGI under this Amended Note, or assignment by NGI of this Amended Note shall affect the liability or the obligations of McCarthy. All rights of NGI under this Amended Note are cumulative and may be exercised concurrently or consecutively at NGI's option.

         If any one or more of the provisions of this Amended Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain operative.

         McCarthy acknowledges and agrees that this Amended Note is with rights of full recourse and that he is responsible for repayment of the principal and all accrued interest on or before the maturity date.

         THIS AMENDED NOTE SHALL BE CONSTRUED, GOVERNED, AND INTERPRETED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS.


                                             /s/ PATRICK M. McCARTHY
                                            -----------------------------------
                                            Patrick M. McCarthy

State of Texas     )
County of Harris   )

         SWORN TO AND SUBSCRIBED TO before me on this 18th day of July 2002, by Patrick M. McCarthy, a person known to me.


                                          /s/ PATRICIA G. SMITH
                                         --------------------------------------
                                         Notary Public for the State of Texas


         (S E A L)
                    PATRICIA G. SMITH
         [SEAL]   MY COMMISSION EXPIRES
                    AUGUST 14, 2002